Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-191171) of Cavco Industries, Inc.,

2.	Registration Statement (Form S-8 No. 333-106861) pertaining to the 2003 Stock Incentive Plan of Cavco Industries, Inc.,

3.	Registration Statement (Form S-8 No. 333-132925) pertaining to the 2005 Stock Incentive Plan of Cavco Industries, Inc., and

4.	Registration Statement (Form S-8 No. 333-209097) pertaining to the 2005 Stock Incentive Plan of Cavco Industries, Inc.:
of our report dated June 10, 2015, with respect to the consolidated financial statements of Cavco Industries, Inc. and subsidiaries of Cavco Industries, Inc., included in this Annual Report (Form 10-K) for the year ended March 28, 2015.

/s/ Ernst & Young LLP

Phoenix, Arizona
June 13, 2017